Exhibit 10.12

Warehouse Agreement

Party A: New Brand Cashmere Products Co., Ltd

Address: Room 1703B, Changtai Enterprise Square, 899 Haining Road, Jing’an District, Shanghai

Party B: Neo-Concept Fashion (Zhong Shan) Co., Ltd

Address: Room 1E36, Shunjing Industrial Zone, Banfu Town, Zhongshan City, Guangdong Province

After amicable negotiations, both parties agree to the following terms on December 1, 2023:

1.	Party A will purchase yarn for Party B and confirm a payment period of 90 days after receipt of goods.

2.	Party B will provide a warehouse for Party A, which must be able to store at least 40 tons of yarn or 600 square meters, to be used for yarn storage. Party B will ship the stored yarn to designated locations upon Party A’s request.

3.	The warehouse lease term is for one year, from December 1, 2023, to November 30, 2024.

4.	Party B will charge Party A an annual fee of RMB 144,000 as warehouse rent and management fees.

5.	Party A will deduct RMB 144,000 from the yarn payments collected from Party B.

6.	Party B must purchase warehouse insurance for Party A.

7.	Transportation and property insurance costs will be reimbursed based on actual expenses, and Party A will deduct these amounts from the yarn payments collected from Party B.

The above terms are agreed upon voluntarily by both parties and take effect immediately upon signing by both parties. In case of contractual disputes, both parties shall negotiate and, if unresolved, submit the matter to the local government for resolution.

This agreement is made in two copies, with each party holding one copy.

Party A: New Brand Cashmere Products Co., Ltd

Party B: Neo-Concept Fashion (Zhong Shan) Co., Ltd